Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN

MOUNT SINAI SCHOOL OF MEDICINE OF

NEW YORK UNIVERSITY

and

LINGUAGEN CORP.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and effective as of April 2, 2002 (the “Effective Date”), by and between:

MOUNT SINAI SCHOOL OF MEDICINE OF NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York and having a place of business at One Gustave L. Levy Place, New York, NY 10029 (“MSSM”)

AND

LINGUAGEN CORP., a corporation organized and existing under the laws of the State of Delaware, and having its principal office at 215 College Road, Suite 310, Paramus, NJ 07652 (“Linguagen”).

RECITALS

WHEREAS, Linguagen is in the business of developing, marketing and applying certain biotechnology and modern pharmaceutical techniques to provide solutions to problems related to gustation and olfaction, including, inter alia, improving the flavor of bitter oral medicines and food products to the development of novel treatments for taste dysfunction and obesity; and

WHEREAS, MSSM has certain US and foreign patents pending relating to the portfolio of taste receptor and taste inhibitors developed by Dr. Robert Margolskee, while an investigator at the Howard Hughes Medical Institute (“HHMI”) at MSSM; and

WHEREAS, Linguagen wishes to obtain a license to manufacture, use, sell, offer for sale and otherwise commercialize the products covered by such patent applications and any patent resulting from the patent applications and MSSM wishes to grant Linguagen such license;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                          Definitions.

Whenever used in this Agreement, the following terms shall have the following meanings:

a.                          “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a party to this Agreement. “Control” means ownership, directly or through one or more Affiliates, of fifty (50%) percent or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty (50%) percent or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

b.                         “Calendar Year” shall mean any consecutive period of twelve (12) months commencing on the first day of January of any year.

c.                          “Field” shall mean the uses of the Licensed Products in the discovery, validation, development and production of new and/or improved flavor modifiers for human and veterinary uses in combination with pharmaceutical formulations, nutritional supplements, foods and feed supplements to enhance or inhibit specific taste sensations.

d.                         “Know-How” shall mean unpatented technical information, research data, designs, formulas, process information, clinical data and other information which is known to Dr. Margolskee on the Effective Date and which MSSM has the right to license, necessary for the exercise or use of the Patent Rights in the Field.

e.                          “License” shall mean the license under the Patent Rights and Know-How to develop, manufacture, have manufactured, use, offer for sale and sell the Licensed Products as provided in Article 2, below.

f.                            “Licensed Product” shall mean any product, or part thereof which is covered, in whole or in part by an issued, unexpired claim or pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used, imported sold or offered for sale.

g.                         “Net Sales” shall mean the total amount invoiced by Linguagen or any Affiliate or sublicensee of Linguagen to any purchaser of any Licensed Product covered, in whole or in part, by an issued, unexpired claim or pending claim in USPTO Serial No. 09/470,467, filed December 22, 1999 or USPTO Serial No. 60/285,209 (Provisional — TRC1 Sweet Receptor), filed April 20, 2001, after deduction of all the following to the extent applicable to such sales;

(i)                         trade, cash and quantity credits, discounts, refunds or rebates;

(ii)                      allowances or credits for returns;

(iii)                   sales commissions;

(iv)                  sales taxes (including value added tax), and

(v)                     freight and insurance charges borne by the seller.

h.                         “Patent Rights” shall mean, collectively, the U.S. Patent Applications listed on Exhibit I attached hereto and shall further mean, United States and foreign patents issuing thereon, and any divisions, continuations, reissues, renewals and extensions thereof; claims of continuation-in-part applications and patents directed to subject matter specifically described in the applications listed in Exhibit I; and claims of all foreign patent applications, patents, and other intellectual property which are directed to subject matter specifically described in the United States patents and/or patent applications listed in Exhibit I.

2.                          The License.

Subject to the terms and conditions hereinafter set forth, MSSM hereby grants to Linguagen and Linguagen hereby accepts from MSSM: (i) the exclusive worldwide right under the Patent Rights, subject to the provisions of clause (d) and (e) below, to manufacture, and to have manufactured, use, sell and to have sold, offer for sale and otherwise commercialize the Licensed Products for use in the Field and (ii) a nonexclusive right to use the Know-How to exercise or use the Patent Rights in the Field.

a.                          Linguagen shall be entitled to grant sub-licenses under the License on terms and conditions not inconsistent with this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement): (i) to an Affiliate, and (ii) to other third parties for consideration and in arms-length transactions.

b.                         All sub-licenses shall only be granted by Linguagen pursuant to a written agreement, a true and complete copy of which shall be submitted by Linguagen to MSSM as soon as practicable after the signing thereof. Each sub-license granted by Linguagen hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain, inter alia, the following provisions:

(i)                         the sub-license shall expire automatically on the termination of the License;

(ii)                      the sub-license shall not be assignable, in whole or in part;

(iii)                   the sub-licensee shall not be entitled to grant further sub-licenses; and

(iv)                  both during the term of the sub-license and thereafter the sub-licensee shall be bound by a secrecy obligation similar to that imposed on Linguagen in Section 7 below, and that the sub-licensee shall bind its employees and agents, both during the terms of their employment and thereafter, with a similar undertaking of secrecy.

For purposes of this Agreement, a “sublicense” shall mean the right granted by Linguagen to any party that is not an Affiliate of Linguagen to manufacture, use, sell,

offer for sale and otherwise commercialize any Licensed Products utilizing the Patent Rights in the Field.

c.                          Any such sub-license agreement shall also include the text of Sections 7, 9, 10, 15 and 16(e) of this Agreement and shall state that MSSM and HHMI each is an intended third party beneficiary of such sub-license agreement for purposes of enforcing such indemnification, insurance and use of name provisions.

d.                         The License shall be subject to (i) a non-exclusive license in favor of the U.S. Government to the extent required by Title 35 U.S.C.A. § 200 et seq., and 15 CFR § 368 et seq. or as otherwise required by virtue of use of federal funding in support of inventions claimed within the Patent Rights, (iii) HHMI’s paid-up, nonexclusive, irrevocable license to use Patent Rights and Know-How for its noncommercial purposes, but with no right to assign or sublicense, and (iii) a right and license retained by MSSM on behalf of itself and its faculty, students and academic research collaborators to practice and utilize such Patent Rights and the Licensed Products for academic research and educational purposes only.

e.                          Except for the License expressly provided in Section 2.a above, neither party hereto will, as a result of this Agreement, obtain any ownership interest in, or any other right or license to, any existing technology, patents, or Confidential Information, as defined in Section 7, below, of the other party.

3.                          License Fees.

a.                          In consideration for the grant of the License hereunder, from and after the Effective Date,

(i)                         Linguagen shall pay to MSSM royalties of three percent (3%) of Net Sales; and

(ii)                      In the event Linguagen grants sublicenses with respect to any Licensed Product pursuant to which Linguagen receives remuneration other than royalties, then Linguagen shall pay to MSSM 25% of all payments that Linguagen receives from such sublicensees or other parties, including, without limitation: (a) Contract Signature Payments, (b) Technology Premium Equity Payments, (c) Third Party Milestone Payments, (d) Maintenance Fees, or (e) Manufacturing Profits.

As used in this Section 3.a.(ii), the term “Contract Signature Payment” means license initiation fees and all other up-front payments made to Linguagen in connection with a sublicense or similar agreement; “Technology Premium Equity Payment” means payments to Linguagen equal to A x (B-C), where “A” is the number of Linguagen shares of stock or other units of equity purchased by the sublicensee, “B” is the unit price paid by the sublicense, and “C is the fair market value of the equity which shall be the average closing price of Linguagen Common Stock for the 10 trading days immediately preceding the date such sublicense is executed, or, if there is no trading market for the security issued, the good faith determination of the Linguagen’s board of directors as to its fair market value; “Third Party Milestone Payments” means payments made to Linguagen upon fulfillment by Linguagen or the sublicensee of designated development objectives or regulatory requirements; “Maintenance Fees” means payments (such as annual minimum royalties) made by sublicensees to Linguagen to preserve, or to avoid a forfeiture of rights under, the sublicense agreement; and “Manufacturing Profits” means the amount by which actual payments made by a sublicensee to Linguagen for any Licensed Product or components of any Licensed Product exceeds Linguagen’s standard costs for manufacture and shipment of such products plus twenty percent (20%) of such costs, “standard costs” being determined in accordance with generally accepted accounting principles in the United States;

With respect to any sublicensing or other transaction to which this Section 3.a.(ii) applies but which relates to products and services in addition to Licensed Products and for which an allocation would be necessary, the parties shall meet and attempt to agree on which portion of the total payments received by Linguagen pursuant to such transaction would be subject to this Section 3.a.(ii). If the parties cannot agree upon such allocation within a reasonable period of time, Linguagen shall select an independent certified public accountant, to which MSSM has no reasonable objection, to determine such allocation. Such allocation shall be determined in accordance with generally accepted accounting principles in the United States.

(iii)                   Commencing on the Effective Date, Linguagen shall, within ninety (90) days from the last day of each June and December in each Calendar Year during the term of the License, submit to MSSM a full and detailed report of royalties or payments due MSSM under the terms of this Agreement for the preceding half year (the “Semi-Annual Report”), setting forth the Net Sales, and lump sum payments and all other payments or consideration from sub-licensees upon which such royalties are computed and including, on a Licensed Product-by-Licensed Product basis at least:

(a)                      the quantity of Licensed Products used, sold, transferred or otherwise disposed of,

(b)                     the selling price of each Licensed Product,

(c)                      the deductions permitted to arrive at Net Sales,

(d)                     the royalty computations and deductions therefrom based on royalty payments to third parties.

If no royalties are due, a statement shall be sent to MSSM stating such fact. The full amount of any royalties or other payments due to MSSM for the preceding half-year shall accompany each such report on royalties and payments. Linguagen and all its sub-licensees shall keep for a period of at least five years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to MSSM from Linguagen pursuant to terms of this Agreement.

b.                         Commencing July 1, 2004 and thereafter on July 1 of each Calendar Year, Linguagen shall pay to MSSM an annual fee in an of $25,000 (the “Annual Minimum Fee”),

which Annual Minimum Fee may be credited in full against any royalties and other payments which may accrue pursuant to Section 3.a hereof.

c.                          At the request and expense of MSSM, Linguagen shall permit (and shall require its sub-licensees to permit) an independent certified or chartered public accountant appointed by MSSM (which shall be neither MSSM’s nor Linguagen’s accountant), at reasonable times and upon reasonable notice, to examine the records of Linguagen (and its sub-licensees) to the extent necessary to verify royalty calculations made hereunder; provided, however, that such examination shall be at the expense of Linguagen if it reveals a discrepancy in the amount of royalties to be paid in MSSM’s favor of more than five percent. Results of such examination shall be made available to both Linguagen and MSSM.

4.                          Equity Participation.

a.                          On the Effective Date, Linguagen shall issue to MSSM a number of shares of Linguagen capital stock which, after giving effect to such issuance, shall equal ten percent (10%) of the then-outstanding capital stock of Linguagen (assuming full conversion of all then-outstanding convertible securities and full exercise of any then-outstanding options and warrants). Attached on Exhibit 2 hereto is a true and correct schedule, setting forth the total number of shares of capital stock of Linguagen outstanding as of the date hereof (including all then-outstanding convertible securities, options and warrants) and the number of shares of capital stock of Linguagen to be issued to MSSM pursuant to this Section 4.a.

b.                         In case, at any time after the date hereof, Linguagen enters into subsequent rounds of financing in which shares of its capital stock (or securities convertible or exchangeable into such capital stock) are issued, then, at the time each such issuance becomes effective, MSSM, at no additional cost, shall receive a distribution of such number of additional securities of like kind to those issued in such financing, so that MSSM shall maintain an equity ownership interest equal to 5.5% of the then-outstanding capital stock of Linguagen (assuming full conversion of all then-outstanding convertible securities and full exercise of any then-outstanding options and warrants). Such issuance of additional securities to MSSM shall continue until such time as the aggregate market capitalization of Linguagen following such most recent financing, as determined by multiplying the most recent price per share of its capital stock (either as sold or in conversion valuation) by the total number of shares outstanding (assuming full conversion of all then-outstanding convertible securities and full exercise of any then-outstanding options and warrants) shall equal an amount greater than or equal to $8 million.

5.                          Method of Payment.

a.                          Royalties and any other payments due to MSSM hereunder shall be paid to MSSM in United States dollars.

b.                         Linguagen shall be responsible for prompt payment to MSSM of all royalties due on sale, transfer or disposition of Licensed Products by the sub-licensees of Linguagen, subject to receipt of payment from sub-licensees by Linguagen, in US dollars.

c.                          As to sales occurring in currencies other than U.S. Dollars, Net Sales shall first be calculated in the currency in which sale occurred and then converted to U.S. Dollars at the closing buying rate for such currency as of the last business day of the six months for which royalties are due, as set forth in the Wall Street Journal for such date.

6.                          Development and Commercialization.

a.                          Linguagen undertakes to use its best efforts to promote the regular commercial production, use, and sale of the Licensed Products and otherwise commercialize the Licensed Products in the Field.

b.                         Within sixty (60) days after each anniversary of the Effective Date, Linguagen shall provide MSSM with written reports on all activities and actions undertaken by Linguagen to commercialize the Licensed Products during the preceding twelve (12) month period.

7.                          Confidential Information.

a.                          During the course of this Agreement, it may be necessary for each party to disclose “Confidential Information” to the other. For purposes of this Agreement, “Confidential Information” is defined as Know-How and such other information, and business data, including without limitation Net Sales data, disclosed by one party (the “Disclosing Party”) to the other (the “Receiving Party”), either embodied in tangible materials (including writings, drawings, graphs, charts, or other information) marked “Confidential” or, if initially disclosed orally, which is reduced to writing marked “Confidential” within ten (10) days after initial oral disclosure, other than that information which is:

(i)                         known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records; or

(ii)                      at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the Receiving Party; or

(iii)                   obtained from a third party who has the legal right to make such disclosure and without any confidentiality obligation to the Disclosing Party; or

(iv)                  independently developed by the Receiving Party without the use of Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or

(v)                     disclosed to governmental or other regulatory agencies in order to obtain patents, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations, and further provided that any such patent applications shall be filed in accordance with the terms of this Agreement; or

(vi)                  required by law, regulation, rule, act or order of any governmental authority to be disclosed.

Notwithstanding the foregoing, MSSM shall not disclose to Linguagen any information regarding or relating to the research of Dr. Robert Margolskee except for (A) information described in patents included within the definition of Patent Rights, (B) Know-How, and (C) information that has already been published or otherwise is in the public domain.

b.                         During the term of this Agreement and a period of five years following its termination, the Receiving Party agrees that at all times and notwithstanding any termination, expiration, or cancellation hereunder, it will hold the Confidential Information of the Disclosing Party in strict confidence, and will use all reasonable safeguards to prevent unauthorized disclosure by its employees and agents. Notwithstanding the foregoing, the parties recognize that industry standards with respect to the treatment of Confidential Information may not be appropriate in an academic setting. However, during the period described above, MSSM agrees to retain Confidential Information of Linguagen in the same manner and with the same level of confidentiality as MSSM retains its own Confidential Information.

c.                          The Receiving Party will maintain reasonable procedures to prevent accidental or other loss, including unauthorized publication of any Confidential Information of the Disclosing Party. The Receiving Party will promptly notify the Disclosing Party in the event of any loss or unauthorized disclosure of the Confidential Information.

d.                         Upon written request, the Receiving Party will promptly return to the Disclosing Party all documents or other tangible materials representing Confidential Information and all copies thereof.

e.                          The Receiving Party will immediately notify the Disclosing Party in writing, if it is requested by a court order, a governmental agency, or any other entity to disclose Confidential Information in the Receiving Party’s possession. The Disclosing Party will have an opportunity to intervene by seeking a protective order or other similar order, in order to limit or prevent disclosure of the Confidential Information. The Receiving Party will disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party.

8.                          Patent Rights.

a.                          If either party to this Agreement acquires information that a third party is infringing one or more of the Patent Rights, the party acquiring such information shall promptly notify the other party to this Agreement in writing of such infringement.

b.                         In the event of infringement of the Patent Rights, Linguagen shall have the right, but not the obligation, to bring suit against the infringer. Should Linguagen elect to bring suit against an infringer and MSSM is joined as party plaintiff in any such suit, MSSM shall have the right to approve the counsel selected by Linguagen to represent Linguagen, such approval not to be unreasonably withheld. The expenses of such suit or suits that Linguagen elects to bring, including any expenses of MSSM incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by Linguagen and Linguagen shall hold MSSM free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.

Linguagen shall not compromise or settle such litigation without the prior written consent of MSSM which shall not be unreasonably withheld.

c.                          If Linguagen shall undertake the enforcement or defense of the Patent Rights by litigation, Linguagen may withhold royalties otherwise thereafter due MSSM hereunder and apply the same toward reimbursement of up to fifty percent (50%) of Linguagen expenses, including reasonable attorney’s fees, in connection therewith, provided, however, that in no event shall such withholding reduce the amount of the royalty otherwise payable to MSSM for the sale of the Licensed Products by more than fifty percent (50%).

d.                         If Linguagen exercises its right to sue, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, the amount of said funds shall be added to the amount of Net Sales for the calendar quarter in which such recovery was made.

e.                          If Linguagen does not bring suit against said infringer pursuant to subsection b, above, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, MSSM shall have the right, but not the obligation, to bring suit for such infringement and to join Linguagen as a party plaintiff, in which event MSSM shall hold Linguagen free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. In the event MSSM brings suit for infringement of the Patent Rights, MSSM shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, MSSM shall promptly pay to Linguagen an amount equal to fifty (50%) percent of such remainder and MSSM shall be entitled to receive and retain the balance of the remainder of such recovery.

f.                            Each party shall have the right to be represented by counsel of its own selection, at its sole expense, in any suit for infringement of the Patent Rights instituted by the other party to this Agreement under the terms hereof.

g.                         Linguagen shall cooperate fully with MSSM at the request of MSSM, including, by giving testimony and producing documents lawfully requested in the course of a suit prosecuted by MSSM for infringement of the Patent Rights; provided MSSM shall pay all reasonable expenses (including attorneys’ fees) incurred by Linguagen in connection with such cooperation. MSSM shall cooperate with Linguagen in the prosecution of a suit by Linguagen for infringement of the Patent Rights, provided that Linguagen shall pay all reasonable expenses (including attorneys’ fees) involved in such cooperation.

9.                          Liability and Indemnification.

a.                          Linguagen shall indemnify, defend and hold harmless MSSM and its trustees, officers, directors, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments: (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Linguagen or by a licensee, Affiliate or agent of Linguagen of any Licensed Product, or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

b.                         Linguagen’s indemnification under subsection 9. a.(i), above, shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Linguagen’s indemnification under subsection a (ii), above, shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the gross negligence or intentional misconduct of the Indemnitees.

c.                          HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Linguagen from and against any Claims based upon, arising out of, or otherwise relating to this Agreement or any sublicense, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

d.                         Linguagen shall, at its own expense, provide attorneys reasonably acceptable to MSSM or HHMI, as the case may be, to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.                    Security for Indemnification.

a.                          From and after the Effective Date, Linguagen shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than five million ($5,000,000.00) dollars per incident and five million ($5,000,000.00) dollars annual aggregate and naming the Indemnitees and HHMI Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Linguagen’s indemnification under Section 9 of this Agreement. The minimum amounts of insurance coverage required under this Section 10 shall not be construed as a limit of Linguagen’s liability with respect to its indemnification under Section 9 of this Agreement.

b.                         Linguagen shall provide MSSM with written evidence of such insurance upon request of MSSM. Linguagen shall provide MSSM with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if Linguagen does not obtain replacement insurance providing comparable coverage within such sixty (60) day period effective immediately upon notice to Linguagen, MSSM shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

c.                          Linguagen shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Linguagen or by a licensee, Affiliate or agent of Linguagen, and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than seven years.

11.                    Term and Termination.

a.                          This Agreement shall come into force as of the Effective Date. Unless sooner terminated as provided herein, this Agreement shall expire on the expiration of the last to expire of the Patent Rights.

b.                         At any time prior to expiration of the term of this Agreement either party may terminate this Agreement forthwith for cause upon notice to the other party. “Cause” for termination of this Agreement shall be deemed to exist if (i) Linguagen fails to pay the Initial Payment (as defined in Section 12(b) below) in accordance with the schedule of payments described in Section 12(b) below, (ii) Linguagen fails to pay the Annual Minimum Fee when due, (iii) the respective other party materially breaches or defaults in the performance or observance of any of the other provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein), after the giving of notice by the other party specifying such breach or default, or (iv) either MSSM or Linguagen discontinues its business or becomes insolvent or bankrupt.

c.                          Any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the rate of two percent per annum in excess of the Prime Rate prevailing at the Citibank, Inc., New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

d.                         Upon termination of this Agreement, all rights in and to the Patent Rights shall revert to MSSM.

e.                          Termination of this Agreement shall not relieve the parties of any obligation occurring prior to such termination.

f.                            Sections 3, 7, 9, 10 and 16 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

12.                    Patent Expenses.

a.                          Linguagen shall be responsible for and shall pay all expenses relating to the filing, prosecution and maintenance of the Patent Rights, both those incurred up to the Effective Date, as well as those incurred after the Effective Date.

b.                         To compensate for such costs and expenses which have been incurred by MSSM prior to March 15, 2002, Linguagen shall pay to MSSM a total amount of $130,000 (the “Initial Payment”). Initial Payment will be made in four consecutive equal installments of $32,500 as follows: a first payment (including a previous credit) receipt of which MSSM hereby acknowledges; a payment of $32,5000 on October 1, 2002; a payment of $32,5000 on December 31, 2002; and a final payment on, or before April 1, 2003. Interest on the outstanding balance will be paid at the rate of Prime plus 2%, and will be paid with each installment.

c.                          MSSM, at Linguagen’s expense, shall complete the filing of any patents or patent applications based upon the Patent Rights, if any, through counsel selected by Linguagen, mutually acceptable to MSSM (“Patent Counsel”). MSSM will supervise and control all prosecution of the Patent Rights, and Patent Counsel shall provide copies of all correspondence and documents relating to the prosecution of the Patent Rights to MSSM and Linguagen. Notwithstanding the foregoing, Linguagen shall have the right to approve future application filings and prosecution decisions relating to the Patent Rights that will impact its financial obligations hereunder. In the event Linguagen determines that an application filing or prosecution is not in its best interest, then in the event MSSM files and/or prosecutes such patent application, Linguagen shall have no rights thereto under this agreement.

13.                    Representation and Covenants.

a.                          MSSM hereby represents, warrants, and covenants to Linguagen hereto that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

b.                         Linguagen hereby represents, warrants and covenants to MSSM that it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

c.                          Each of MSSM and Linguagen hereby represents, warrants and covenants to the other party hereto as follows:

(i)                         the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

(ii)                      it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)                   the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof is not prohibited and does not and will not result in a breach of any of the terms and provisions of, or constitute a default under, (i) a loan agreement, guaranty, financing agreement, agreement affecting a product, or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(iv)                  the execution, delivery and performance of this Agreement by such party does not require the consent, approval, or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party;

(v)                     this Agreement has been duly authorized, executed and delivered and constitutes such party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(vi)                  it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

(vii)               Each party represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by a party prior to the execution of this Agreement.

d.                         Linguagen represents and warrants to MSSM that:

(i)                         the shares of capital stock of Linguagen are duly authorized, validly issued, fully paid and non-assessable; and

(ii)                      upon their issuance under Section 4.b hereof, such shares of capital stock of Linguagen shall be duly authorized, validly issued, fully paid and non-assessable.

e.                          Except as otherwise expressly provided herein, MSSM hereby represents, warrants and covenants to Linguagen that, to the best of its knowledge and belief:

(i)                         MSSM has the full right, power and authority to grant all of the right, title and interest in the License;

(ii)                      there are no judgments or settlements against or owed by MSSM, or any pending or threatened claims or litigation relating to MSSM’s interest in the Patent Rights;

(iii)                   it is acquiring Linguagen’s capital stock for its own account and not with the view to the distribution thereof; and

(iv)                  MSSM is an “accredited investor” as such term is defined in the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

14.                    Assignment.

Subject to Linguagen’s right to grant sublicenses as provided in this Agreement, Linguagen shall not have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of MSSM to such assignment, such consent not to be unreasonably withheld, provided however, that Linguagen may, without consent, assign, delegate or transfer its rights and obligations in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relive Linguagen of responsibility for the performance of any accrued obligations which it has under this Agreement. Any such assignee shall further, within sixty (60) days of becoming an assignee of rights hereunder, contact an MSSM’s representatives to discuss such assignee’s plans for the future development of the Licensed Products. If such assignee determines that it does not wish to continue the development or marketing obligations required under this Agreement, then MSSM shall have the right to terminate this Agreement in accordance with Section 11 hereof.

15.                    Use of Name.

Neither party may use the name of the other or its Affiliates in any publicity or advertising. A party may issue a press release or otherwise publicize or disclose this Agreement or the confidential terms and conditions hereof only with the prior written consent of the other party. Linguagen shall not use the name of HHMI, Dr. Robert Margolskee, or any HHMI trustee, officer or employee, or any abbreviation thereof, without the prior written consent of HHMI and, where appropriate, the relevant individual.

16.                    Miscellaneous.

a.                          In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 U.S.C.A. § 200 et seq.

b.                         If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

c.                          This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York. Any and all disputes hereunder shall be brought and resolved solely in the courts of the State of New York in and for the Borough of Manhattan.

d.                         All payments or notices required or permitted to be given under this agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To MSSM:	Mount Sinai School of Medicine of New York University Attention: W. Patrick McGrath One Gustave L. Levy Place New York, New York 10029-6574

Copy to:	General Counsel (at the same address)

To Linguagen:	Linguagen Corp. Attention: Harvey D. Homan, Ph.D. MBA President and CEO 215 College Road, Suite 310 Paramus, New Jersey 07652

Copy to:	General Counsel (at the same address) and David W. Sass, Esq. McLaughlin & Stern, LLP 260 Madison Avenue, 18th Floor New York, New York 10016

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been received by the addresses on the date of delivery if personally delivered or fourteen (14) days after having been sent by registered mail.

e.                          This Agreement and the exhibits attached hereto shall constitute the entire Agreement between the parties with respect to the subject matter hereof and no variations, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between Linguagen and MSSM, including without limitation the original License Agreement between the parties, dated as of April 1, 2002.

f.                            No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

g.                         The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

h.                         It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

i.                             HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOUNT SINAI SCHOOL OF MEDICINE OF NEW YORK UNIVERSITY		LINGUAGEN CORP.

By:	/s/ Illegible	By:	/s/ Shawn M. Marcell
Shawn M. Marcell

Date:	8-29-02	Date:	9-12-02

[SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT]

EXHIBIT 1

MSSM Docket #	Description	Serial number	Filing Date

000803	Activation of Type I PDE Isoforms by Direct Interaction with GI Family G-Protein Alpha...*	PCT/US01/28663	9/14/01
000803	Activation of Type I PDE Isoforms by Direct Interaction with GI Family G-Protein Alpha...*	60/232,552	9/14/00

000703	TRC1 (TRI3), A novel taste receptor, identifies the sweet responsiveness determining Sac gene	60/285,209	4/20/01
000703	TRC1 (TRI3), A novel taste receptor, identifies the sweet responsiveness determining Sac gene	PCT/US02/12656	4/22/02

991003	Gustducin gamma subunit materials and methods	09/443,958	11/19/99

990703	TRP8, A novel transient receptor potential channel expressed in taste receptor cells	60/197,491	4/13/01
990703	TRP8, A novel transient receptor potential channel expressed in taste receptor cells	PCT/US01/12608	4/17/01
990703	TRP8, A novel transient receptor potential channel expressed in taste receptor cells	09/834,792

980701	Inhbiting Gustatory Responses to Bitter Compounds	00-590498
980701	Inhbiting Gustatory Responses to Bitter Compounds	99967519.2
980701	Inhbiting Gustatory Responses to Bitter Compounds	2356533
980701	Inhbiting Gustatory Responses to Bitter Compounds	09/470,467	12/23/98
980701	Inhbiting Gustatory Responses to Bitter Compounds	60/113,562	12/23/98
980701	Inhbiting Gustatory Responses to Bitter Compounds	PCT/US99/30610	12/22/99

*                            Indicates that this is being held jointly with the University of Washington, Seattle

EXHIBIT 2

Capital Stock of Linguagen

A)                     Shares of Linguagen capital stock outstanding on the date April 1, 2002:

109.992 of Common Stock (which includes 20 shares currently held in treasury by Linguagen)

B)                       Number of shares issued to MSSM: 8.99 shares of Common Stock.